Exhibit 10.2

Non-Qualified Stock Option

Award Agreement

Effective as of [day/month/year] (“Grant Date”), the Company hereby grants to [Optionee Name] an option (the “Options”) to purchase up to: [# of options granted] shares of Common Stock (each, a “Share” and collectively, the “Shares”) for $ [Price] per Share until the [6th anniversary of grant date] (“Expiration Date”) on the terms of this Agreement (the “Terms”) and the 2020 Sypris Omnibus Plan (“Plan”) as follows:

Vesting Dates	# of Options Vesting	Option Prices	Expiration Dates
[3rd anniversary of grant date]	[30% of the shares]	[FMV date of grant]	[6th anniversary of the grant date]
[4th anniversary of grant date]	[30% of the shares]	[FMV date of grant]	[6th anniversary of the grant date]
[5th anniversary of grant date]	[40% of the shares]	[FMV date of grant]	[6th anniversary of the grant date]

Intending to be legally bound by all the Terms and the Plan, I acknowledge the sole authority of the Committee to interpret the provisions of the foregoing, the forfeiture of my rights upon any termination of my employment under the terms of the foregoing and my continuing status as an “at will” employee (subject to termination without cause or notice). I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense) the Plan and the Terms.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:	Signature:

Name:	Name:

Title:	Title:

Six-Year Stock Option Terms of Awards

of the 2020 Sypris Omnibus Plan (“Plan”)

1.     Awards – All Options granted hereunder will be non-qualified Options subject to, and governed by, the terms of the Plan (as amended from time to time), the Terms and a valid, executed Award Agreement.

2.     Options Each Option is the right to purchase one Share at the Option Price, from its Vesting Date until its Expiration Date or forfeiture (subject to adjustments per the Plan). Options must be exercised with 48 hours advance written notice, unless waived by the Company.

3.     Option Price – “Option Price” means the closing price per Share on the Grant Date. The Option Price is payable to the Company in cash, in Shares previously owned, or in Shares otherwise deliverable upon exercise of vested Options, in accordance with applicable Rules.

4.     Shareholder Rights – Holders of Options have no rights as a shareholder of the Company until the Option has been validly exercised and a certificate for Shares underlying such Option has been issued or a book-entry reflecting Share ownership has been made. Except as otherwise provided in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued or a book-entry reflecting Share ownership has been made.

5.     Vesting – Thirty percent of the Award shall vest on each of its third and fourth anniversaries of the Grant Date, and forty percent of the Award shall vest on the fifth anniversary of the Grant Date (each anniversary, a “Vesting Date”), unless forfeited before such Vesting Date.

6.     Expiration Date – Each Option’s “Expiration Date” will be the sixth anniversary of its Grant Date.

7.     Termination – If employment is terminated for any reason or no reason, each unvested Option will immediately terminate, expire and be forfeited on such termination and each vested Option will terminate, expire and be forfeited on the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment other than due to Participant’s death or Disability, and (c) one year after a Participant’s death or termination due to Disability, provided that all of the foregoing shall be administered subject to the Committee’s Rules.

8.     Leaves of Absence – The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or on an approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

9.     No Other Rights – The Options include no other rights beyond those expressly provided in the Plan, these Terms or the Award Agreement. Options are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

10.    Taxes - The Participant must arrange for all tax withholding obligations related to any Award. Tax withholding obligations may be satisfied by any of the following methods, as determined by the Committee in its sole discretion: (i) cash, (ii) surrender of previously owned Shares of then-equivalent value or (iii) in Shares of then equivalent value otherwise deliverable upon exercise of vested Options (whether such Options have been exercised, or vested Options of equivalent value have merely been surrendered to the Company). The maximum number of Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the lapse of restrictions applicable to an Award cannot exceed such number of Shares having a fair market value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such lapse of restrictions.

11.    Definitions – Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.